Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
The Tube Media Corp.

We consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated May 1, 2006, relating to the consolidated financial statements of The Tube Media Corp. (formerly known as AGU Entertainment Corp.) as of and for the years ended December 31, 2005 and 2004, which also appears in The Tube Media Corp. Annual Report on Form 10-KSB, for the years ended December 31, 2005 and 2004, filed with the Securities and Exchange Commission on May 11, 2006. We also consent to the reference to our firm under the caption “Experts.”

/s/WEINBERG & COMPANY, P.A.
Certified Public Accountants
Boca Raton, Florida June 21, 2006